SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2009

AEROSONIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11750	74-1668471
State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 North Hercules Avenue
Clearwater, Florida 33765
(Address of principal executive offices and Zip Code)

(727) 461-3000
(Registrant’s telephone number, including Area Code)

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Financial Officer.

Aerosonic Corporation (the “Registrant”) appointed Mr. Kevin J. Purcell as Executive Vice President and Chief Financial Officer of the Registrant, which appointment was memorialized by the execution of an employment agreement (the “Employment Agreement”), effective as of May 26, 2009 (the “Effective Date”), by and between the Registrant and Mr. Purcell.  The material items of the Employment Agreement are summarized below, and the full text of the Employment Agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Mr. Purcell, age 51, has held a number of senior financial positions, including VP and CFO at Herley Industries, Inc., and VP of Finance, Contracts and Compliance for Smiths Aerospace LLC, Customer Services Americas.  Mr. Purcell has also served other companies in senior financial positions including Vice President and CFO, Controller and Director. In addition, he worked for a number of years in the Government Contractor Advisory Services group of KPMG. Mr. Purcell received his B.B.A. degree in financial accounting from Iona College and his M.B.A. degree from Pepperdine University. He is a Certified Public Accountant and a Certified Management Accountant.

Mr. Purcell does not hold any directorships with reporting companies in the United States. There are no family relationships between Mr. Purcell and the directors, executive officers, or persons nominated or chosen by the Registrant to become directors or executive officers. During the last two years, there have been no transactions, or proposed transactions, to which the Registrant was or is to be a party, in which Mr. Purcell (or any member of his immediate family) had or is to have a direct or indirect material interest.

Employment Agreement.

The term of the Employment Agreement commences on May 26, 2009, and Mr. Purcell’s employment is “at will”. The Employment Agreement is terminable by: (i) Mr. Purcell upon thirty (30) days’ written notice, or immediately upon mutual agreement in writing; and (ii) the Registrant at any time, with or without “cause” (as such is defined in the Employment Agreement). In the event that the Registrant elects to terminate Mr. Purcell without cause within twelve (12) months from the Effective Date, then Mr. Purcell will be entitled to receive severance payments equal to three (3) months salary. In the event that the Registrant elects to terminate Mr. Purcell without cause after Mr. Purcell has completed more than twelve (12) months of employment with the Registrant from the Effective Date, then Mr. Purcell will be entitled to receive severance payments equal to six (6) months salary. In the event Mr. Purcell’s employment under the Employment Agreement is terminated for cause, Mr. Purcell thereafter has no right to receive any severance under the Employment Agreement.

The Employment Agreement provides that Mr. Purcell shall receive an annual base salary of $180,000.00.  Mr. Purcell is eligible to earn a performance bonus of up to thirty-five percent (35%) of his annual base salary based upon his achieving certain performance targets/goals achieved, in cash, stock or other equity compensation (as determined by the Board of Directors). The Registrant has granted Mr. Purcell stock options to purchase a total of 25,000 shares of Common Stock of the Registrant with an exercise price equal to the fair market value per share, as set by the Board of Directors on the grant date, all in accordance with the terms of the Registrant’s 2004 Stock Incentive Plan, as may be amended from time to time.  Mr. Purcell shall be entitled, as of July 1, 2009, to participate in or become a participant in any fringe benefits and employee benefit plans maintained by the Registrant for which he is or will become eligible on such terms as the Board of Directors may, in its discretion, establish, modify or otherwise change, consistent with the terms of any such employee benefit plan.  The Registrant shall reimburse Mr. Purcell for reasonable and customary business expenses incurred in the conduct of the Registrant’s business.  The Registrant shall also reimburse Mr. Purcell for reasonable and documented out-of-pocket relocation expenses, not to exceed $25,000.  Mr. Purcell shall be entitled to four (4) weeks of paid vacation per year in accordance with the policies of the Registrant.

A copy of the Registrant’s press release announcing Mr. Purcell’s appointment is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement dated May 26, 2009 between the Registrant and Kevin J. Purcell.
99.1	Press Release of Aerosonic Corporation dated May 29, 2009 reporting the appointment of Kevin J. Purcell, as Executive Vice President and Chief Financial Officer of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROSONIC CORPORATION

Dated: May 29, 2009	By:	/s/ Douglas J. Hillman
Douglas J. Hillman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number -	Description

10.1	Employment Agreement dated May 26, 2009 between the Registrant and Kevin J. Purcell.
99.1	Press Release of Aerosonic Corporation dated May 29, 2009 reporting the appointment of Kevin J. Purcell as Executive Vice President and Chief Financial Officer of the Registrant.